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                                August 28, 2009

                               Establishment of
                           PHL Variable VA Account 1

Pursuant to the PHL Variable Insurance Company Board of Directors resolution dated June 7, 2002, as an officer of PHL Variable Insurance Company, I hereby establish a new separate account for use in the issuance of variable annuity contracts by the PHL Variable Insurance Company. The separate account is the PHL Variable VA Account 1.

                                                  /s/ Kathleen A. McGah
                                                  -----------------------------
                                                  Kathleen A. McGah
                                                  Vice President and Assistant
                                                  Secretary